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                                                                    EXHIBIT 10.1
                                October 20, 1999





Sun Bancshares, Inc.
c/o Thomas Bouchette
Murrells Inlet, SC 29576

         In Re: Letter of Intent for Lease of lot for construction of Bank Facility at intersection of Riverwood Drive and Highway 17 Bypass, Murrells Inlet, SC

Gentlemen:

         The purpose of this Letter of Intent ("Letter") is to set forth certain non-binding understandings and certain binding agreements between Sun Bancshares, Inc. ("Lessee") and Prosser and Floyd, ("Lessor"), with respect to the lease by Lessee of the lot for construction of bank facility, on the terms and subject to the conditions set forth below.

         The following numbered paragraphs reflect our understanding of the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, Lessor or Lessee, with respect to the matters described therein, although both parties agree to negotiate in good faith towards or conclude any such agreement or commitment.

         1.       Lease of Property.

                  (a) On the terms and subject to the conditions to be set forth in a definitive, legally binding, written Lease Agreement to be negotiated and entered into by Lessor and Lessee to be executed by Lessor and Lessee ("Lease Agreement"), Lessee will lease an approximately 1.3 acre corner lot (hereinafter referred to as the "Property").

                  (b) The value of said Property will be computed on the basis of Five Hundred Thousand and 00/100 ($500,000.00) Dollars per acre.



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                  (c)      The lease will be a triple net lease for a
                           twenty-five (25) year term with three five year renewals. The rent will be on an absolute net basis. The proposed rent schedule is as follows:

                           Year 1:          Value of Property times 12%
                                            (Return to Lessor)
                           Years 2-25:      Year One plus CPI increase
                                            (determined annually)

                  (d) After twenty-five (25) years, there will be an appraisal of the property and the rent will be adjusted at that time to provide a 12% return to Lessor on the new value of the land. The rent will thereafter be increased and adjusted annually by the CPI. This does not include the improvements placed on the property by Lessee.

         2.       Other Provisions.

         The Lease Agreement will contain usual and customary representations, warranties, covenants, and other agreements on behalf of Lessor and the Closing will be subject to usual and customary conditions, including:

                  (a) Obtaining of necessary consent and approval from the regulatory authorities or other third parties;

                  (b) Absence of pending or threatened litigation regarding the facility;

                  (c) Satisfactory completion of Lessee's due diligence investigation, which must be completed before the signing of the definitive Lease Agreement;

                  (d) Delivery of customary legal opinions, closing certificates, and other documentation.

         Upon execution of counterparts of this Letter by you, the following lettered paragraphs will constitute the legally binding and enforceable agreement of Lessor and Lessee in recognition of the significant costs to be borne by Lessor and Lessee in pursuing this transaction, and further, in consideration of their mutual undertakings as to the matters described therein.

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                  (a)      Consents. Lessor and Lessee will cooperate with one
                           another and proceed, as promptly as is reasonably practical, to seek to obtain all necessary consents and approvals from the regulatory authority and other necessary third-parties and to endeavor to comply with all other legal or contractual requirements for or pre-conditions to the execution and consummation of the Lease Agreement.

                  (b) Best Efforts. Lessor and Lessee will negotiate in good faith and use their best efforts to arrive at a mutually acceptable definitive Lease Agreement for approval, execution, and delivery on the earliest reasonable practicable date and to proceed with transaction contemplated by the Agreement as promptly as is reasonably practicable.

                  (c) Exclusive Dealing. Lessor and Lessee agree that during the period in which this transaction is pending that neither party will negotiate with any other parties relative to any lease or sale of the bank facility, or any part thereof.

                  (d) Costs. Lessor and Lessee will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Lease Agreement and the transactions contemplated thereby.

                  (e) Public Disclosure. Before the Closing, neither Lessor nor Lessee shall make any public release of information regarding the matters contemplated herein except as both parties jointly authorize and approval of any such joint press release in an agreed form.

                  (f) Confidentiality. Lessee agrees that it will not disclose or use and will cause his officers, directors, employees, representatives, agents and advisors not to disclose or use, any Confidential Information (as hereinafter defined) with respect to Lessor furnished, or to be furnished by Lessor to Lessee in connection herewith, at any time or in any manner, or will not use such information

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                           other than in connection with its evaluation of the
                           lease of the bank facility.

                           For the purpose of this paragraph ("Confidential Information") means any information identified as such in writing to Lessee by Lessor. If the Lease of the bank facility is not consummated, Lessee will promptly return all documents, contracts, records, or properties to Lessor. The provisions of this paragraph shall survive the termination of this Letter.

                  (g) Approval of Lease by OCC. Both parties understood that two (2) appraisals must be obtained supporting the Lease payments and the Lease must be approved by the OCC; that the Lease is contingent upon approval of Lease by the OCC.

                  (h) Termination of Letter of Intent. Either party hereto may terminate this letter and thereafter this Letter shall have no further force and effect and the parties shall have no further obligations hereunder if the Lease Agreement is not signed on or before January 1, 2000, if such terminating party is not in breach of any of the binding provisions.

         Please sign and date this Letter in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undesigned. If I do not receive a signed copy of this Letter on or before November 1, 1999, I will assume you have no further interest in pursuing this matter.

                                Very truly yours,

                                Prosser & Floyd, a partnership

                                By: /s/ Larry N. Prosser
                                   --------------------------------------
                                   Larry N. Prosser, Partner
                                   LESSOR

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ACKNOWLEDGED AND AGREED TO:

Sun Bancshares, Inc.


By:  /s/ Thomas Bouchette
   ------------------------------------------------
   Thomas Bouchette, President
   LESSEE

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